                                                                      EXHIBIT 99



FORTIS BENEFITS
INSURANCE COMPANY
FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002, 2001
AND 2000

FORTIS BENEFITS INSURANCE COMPANY
INDEX TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

                                                                       PAGE(s)

Report of Independent Accountants                                         1

Financial Statements:

   Balance Sheets                                                        2-3

   Statements of Income                                                   4

   Statements of Changes in Shareholder's Equity                          5

   Statements of Cash Flows                                              6-7

   Notes to Financial Statements                                        8-26

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholder of Fortis Benefits Insurance Company

In our opinion, the accompanying balance sheets and the related statements of income, of changes in shareholder's equity and of cash flows present fairly, in all material respects, the financial position of Fortis Benefits Insurance Company (the Company), an indirect, wholly owned subsidiary of Fortis (SA/NV) and Fortis N.V. at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.




Minneapolis, Minnesota
February 13, 2003

FORTIS BENEFITS INSURANCE COMPANY
BALANCE SHEETS
(In thousands, except share data)
--------------------------------------------------------------------------------

                                                                                   DECEMBER 31
                                 ASSETS                                        2002           2001
Investments:
    Fixed maturities, at fair value (amortized cost 2002 - $2,884,670;
        2001 - $2,744,158)                                                 $  3,044,689   $  2,785,442
    Equity securities, at fair value (cost 2002 - $108,002;
        2001 - $114,049)                                                        102,214        115,348
    Mortgage loans on real estate, less allowance for probable losses
        (2002 - $13,228; 2001 - $13,118)                                        578,517        655,211
    Policy loans                                                                 10,301          9,935
    Short-term investments                                                      282,383        258,790
    Real estate and other investments                                            62,248         64,424
                                                                           ------------   ------------

                                                                              4,080,352      3,889,150

Cash and cash equivalents                                                         9,660         11,704

Receivables:
    Uncollected premiums                                                         62,480         63,080
    Reinsurance recoverable on unpaid and paid losses                         1,151,186      1,104,617
    Other                                                                        16,183         34,027
                                                                           ------------   ------------

                                                                              1,229,849      1,201,724

Accrued investment income                                                        45,584         50,999
Deferred policy acquisition costs                                               123,813        108,406
Property and equipment at cost, less accumulated depreciation                     3,796          4,972
Federal income tax recoverable                                                    8,258             --
Deferred federal income taxes                                                   125,317        193,022
Other assets                                                                      7,746         12,780
Identifiable intangible assets, less accumulated amortization
  (2002 - $1,400)                                                                27,400             --
Due from affiliates                                                                  --         12,044
Goodwill, less accumulated amortization (2002 and 2001 - $5,720)                156,006        167,992
Assets held in separate accounts                                              3,126,978      4,372,559
                                                                           ------------   ------------

      Total assets                                                         $  8,944,759   $ 10,025,352
                                                                           ============   ============


    The accompanying notes are an integral part of the financial statements.

FORTIS BENEFITS INSURANCE COMPANY
BALANCE SHEETS
(In thousands, except share data)
--------------------------------------------------------------------------------

                                                                                DECEMBER 31
       POLICY RESERVES AND LIABILITIES AND SHAREHOLDER'S EQUITY            2002           2001
Policy reserves and liabilities:
    Future policy benefit reserves:
      Traditional and pre-need life insurance                          $  1,881,137   $  1,796,952
      Interest sensitive and investment products                          1,020,724      1,052,932
      Accident and health                                                 1,264,565      1,110,436
                                                                       ------------   ------------

                                                                          4,166,426      3,960,320

    Unearned revenues                                                        50,145         54,811
    Other policy claims and benefits payable                                257,880        265,702
    Policyholder dividends payable                                            1,876          2,023
                                                                       ------------   ------------

                                                                          4,476,327      4,282,856

    Accrued expenses                                                         96,099         92,783
    Current income taxes payable                                                 --         80,306
    Other liabilities                                                        99,120        106,220
    Due to Affiliates                                                         3,842             --
    Deferred gain on reinsurance ceded                                      308,167        369,833
    Liabilities related to separate accounts                              3,126,978      4,372,559
                                                                       ------------   ------------

      Total policy reserves and liabilities                               8,110,533      9,304,557
                                                                       ------------   ------------

Commitments and contingencies (Note 14)                                          --             --

Shareholder's equity:
    Common stock, $5 par value: authorized, issued and outstanding
        shares - 1,000,000                                                    5,000          5,000
    Additional paid-in capital                                              516,570        516,570
    Retained earnings                                                       211,459        170,811
    Accumulated other comprehensive income                                  101,197         28,414
                                                                       ------------   ------------

      Total shareholder's equity                                            834,226        720,795
                                                                       ------------   ------------

      Total policy reserves and liabilities and shareholder's equity   $  8,944,759   $ 10,025,352
                                                                       ============   ============


    The accompanying notes are an integral part of the financial statements.

FORTIS BENEFITS INSURANCE COMPANY
STATEMENTS OF INCOME
(In thousands)
--------------------------------------------------------------------------------

                                                                 YEARS ENDED DECEMBER 31
                                                           2002            2001            2000

Revenues:
    Insurance operations:
    Traditional and pre-need life insurance premiums    $    504,230    $    497,053    $    492,288
    Interest sensitive and investment product
        policy charges                                         2,481          49,690         159,728
    Accident and health insurance premiums                 1,179,653       1,000,935         952,228
                                                        ------------    ------------    ------------

                                                           1,686,364       1,547,678       1,604,244

    Net investment income                                    258,590         306,377         331,380
    Net realized losses on investments                       (45,801)        (34,437)        (21,629)
    Amortization of gain on reinsured business                61,666          52,179           5,000
    Other income                                              11,619          13,161           9,607
                                                        ------------    ------------    ------------

      Total revenues                                       1,972,438       1,884,958       1,928,602

Benefits and expenses:
    Benefits to policyholders:
      Traditional and pre-need life insurance                437,249         422,478         413,326
      Interest sensitive investment products                   3,955          39,701          89,062
      Accident and health claims                             863,561         773,926         750,048
                                                        ------------    ------------    ------------

                                                           1,304,765       1,236,105       1,252,436

    Policyholder dividends                                        22             966           2,685
    Amortization of deferred policy acquisition costs         47,793          55,936          55,311
    Insurance commissions                                    166,393         141,623         131,772
    General and administrative expenses                      308,592         287,495         348,968
                                                        ------------    ------------    ------------

      Total benefits and expenses                          1,827,565       1,722,125       1,791,172
                                                        ------------    ------------    ------------

Income before federal income taxes                           144,873         162,833         137,430

Federal income taxes                                          44,225          55,474          44,820
                                                        ------------    ------------    ------------

Net income                                              $    100,648    $    107,359    $     92,610
                                                        ============    ============    ============

    The accompanying notes are an integral part of the financial statements.

FORTIS BENEFITS INSURANCE COMPANY
STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
(In thousands)
--------------------------------------------------------------------------------

                                                                                                          ACCUMULATED
                                                                         ADDITIONAL                          OTHER
                                                             COMMON       PAID-IN        RETAINED        COMPREHENSIVE
                                               TOTAL         STOCK        CAPITAL        EARNINGS        (LOSS) INCOME

Balance, December 31, 1999                 $  1,000,291    $      5,000    $    645,757    $    427,328    $    (77,794)

Comprehensive income :
    Net income                                   92,610              --              --          92,610              --

    Change in unrealized gain
        on investments, net                      55,941              --              --              --          55,941

    Change in unrealized loss
        due to foreign currency exchange         (1,310)                                                         (1,310)
                                           ------------

    Total comprehensive income                  148,551

    Dividend                                   (156,486)             --              --        (156,486)             --
                                           ------------    ------------    ------------    ------------    ------------

Balance, December 31, 2000                      991,046           5,000         645,757         363,452         (23,163)

Comprehensive income :
    Net income                                  107,359              --              --         107,359              --

    Change in unrealized gain
        on investments, net                      53,062              --              --              --          53,062

    Change in unrealized loss
        due to foreign currency exchange         (1,485)                                                         (1,485)
                                           ------------

    Total comprehensive income                  160,421

    Net deemed dividend to parent              (129,187)             --        (129,187)             --              --

    Dividend                                   (300,000)             --              --        (300,000)             --
                                           ------------    ------------    ------------    ------------    ------------

Balance, December 31, 2001                      720,795           5,000         516,570         170,811          28,414

Comprehensive income :
    Net income                                  100,648              --              --         100,648              --

    Change in unrealized gain
        on investments, net                      74,696              --              --              --          74,696

    Change in unrealized loss
        due to foreign currency exchange         (1,913)                                                         (1,913)
                                           ------------

    Total comprehensive income                  175,344              --              --              --              --

    Dividend                                    (60,000)             --              --         (60,000)             --
                                           ------------    ------------    ------------    ------------    ------------

Balance, December 31, 2002                 $    834,226    $      5,000    $    516,570    $    211,459    $    101,197
                                           ============    ============    ============    ============    ============

    The accompanying notes are an integral part of the financial statements.

FORTIS BENEFITS INSURANCE COMPANY
STATEMENTS OF CASH FLOWS
(In thousands)
--------------------------------------------------------------------------------

                                                                                YEARS ENDED DECEMBER 31
                                                                          2002            2001            2000
Cash flows from operating activities:
    Net income                                                       $    100,648    $    107,359    $     92,610
    Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for depreciation and amortization of intangibles            2,654           2,769           6,628
      Amortization of gain on reinsured business                          (61,666)        (52,179)         (5,000)
      Amortization of investment (discounts) premiums, net                    343          (8,065)          4,190
      Net realized losses on investments                                   45,801          34,436          21,629
      Policy acquisition costs deferred                                   (63,200)        (74,993)       (118,867)
      Amortization of deferred policy acquisition costs                    47,793          55,936          55,311
      Provision for deferred federal income taxes                          23,897        (147,243)         (8,093)
      (Increase) decrease in income taxes recoverable                     (86,520)        163,445         (13,963)
      Change in receivables, accrued investment income, unearned revenue, accrued expenses, other assets, due to and
           from affiliates and other liabilities                          (14,175)         37,210         (51,691)
      Increase in future policy benefit reserves for
           traditional, interest sensitive and accident and health
           policies                                                       206,106         121,712         165,148
      (Decrease) increase in other policy claims and benefits and
           policyholder dividends payable                                  (7,761)         13,360         (25,303)
      Other                                                                (3,979)         (1,947)            215
                                                                     ------------    ------------    ------------

      Net cash provided by operating activities                           189,941         251,800         122,814
                                                                     ------------    ------------    ------------

Cash flows from investing activities:
    Purchases of fixed maturity investments                            (1,997,147)     (1,400,355)     (1,757,391)
    Sales and repayments of fixed maturity investments                  1,806,737       1,729,692       1,992,838
    Purchase of short-term investments                                 (1,042,551)     (1,378,825)       (565,146)
    Sales and repayments of short-term investments                      1,018,878       1,291,366         518,870
    Purchases of other investments                                        (80,010)       (222,285)       (363,978)
    Sales of other investments                                            169,310         294,350         298,927
    Purchases of property and equipment                                       (78)           (131)           (635)
    Sales and repayments of property and equipment                              1          17,321              32
    Cash (paid) received pursuant to reinsurance agreement                     --         (27,176)         17,591
    Cash paid pursuant to reinsurance agreement                            (6,697)       (162,003)             --
                                                                     ------------    ------------    ------------

      Net cash (used in) provided by investing activities                (131,557)        141,954         141,109
                                                                     ------------    ------------    ------------

Cash flows from financing activities:
  Activities related to investment products:
      Considerations received                                                  --          43,713         226,139
      Surrenders and death benefits                                            --         (79,329)       (448,349)
      Interest credited to policyholders                                       --           7,174          32,886
    Dividend                                                              (60,000)       (375,000)        (81,486)
    Change in foreign exchange rate                                          (428)          4,308           1,337
                                                                     ------------    ------------    ------------

      Net cash used in financing activities                               (60,428)       (399,134)       (269,473)
                                                                     ------------    ------------    ------------

(Decrease) increase in cash and cash equivalents                           (2,044)         (5,380)         (5,550)

Cash and cash equivalents at beginning of year                             11,704          17,084          22,634
                                                                     ------------    ------------    ------------

Cash and cash equivalents at end of year                             $      9,660    $     11,704    $     17,084
                                                                     ============    ============    ============


    The accompanying notes are an integral part of the financial statements.

FORTIS BENEFITS INSURANCE COMPANY
STATEMENTS OF CASH FLOWS
(In thousands)
--------------------------------------------------------------------------------

                                                                    YEARS ENDED DECEMBER 31
                                                              2002            2001            2000

Supplemental schedule of non-cash investing activities:
    Assets and liabilities transferred in reinsurance transactions (Note 9):

      Cessations of FFG in 2001 and LTC in 2000:
        Non-cash assets (ceded) received:
           Compensation for ceded liabilities             $         --    $   (500,000)   $         --
           Fixed maturities                                         --        (161,579)             --
           Other investments                                        --        (196,987)             --
           Capital gains on assets transferred                      --             582              --
           Other assets                                             --         (20,367)           (157)
           Deferred acquisition costs                               --        (441,555)        (20,829)
                                                          ------------    ------------    ------------

        Total value of assets (ceded) received            $         --    $ (1,319,906)   $    (20,986)
                                                          ============    ============    ============

        Non-cash liabilities ceded (assumed):
           Ceding commission                              $         --    $    500,000    $         --
           Future policy benefit reserves                           --       1,049,137          15,086
           Claim liabilities and dividends payable                  --          14,928               7
           Unearned premium reserves                                --             241           7,641
           Separate accounts seed money liability                   --         (21,387)             --
           Other liabilities                                        --           1,515            (320)
           Proceeds reallocation                                    --         198,750              --
                                                          ------------    ------------    ------------

        Total liabilities ceded (assumed)                 $         --    $  1,743,184    $     22,414
                                                          ============    ============    ============

        Deemed dividend to parent                         $         --    $   (198,750)   $         --
        Deferred tax asset                                          --          69,563              --
                                                          ------------    ------------    ------------

        Net deemed dividend to parent                     $         --    $   (129,187)   $         --
                                                          ============    ============    ============

      Assumptions of Protective DBD in 2002 and 2001:
        Non-cash assets assumed:
           Goodwill and intangibles                             (3,796)        143,204              --
           Other assets                                          1,435          20,890              --
           Federal income tax recoverable                       (2,044)         77,110              --
                                                          ------------    ------------    ------------

        Total assets assumed                              $     (4,405)   $    241,204    $         --
                                                          ============    ============    ============

        Non-cash liabilities assumed
           Future policy benefit reserves                 $         --    $    (21,913)   $         --
           Unearned premium reserves                                --         (13,975)             --
           Claim liabilities and dividends payable                 208         (15,068)             --
           Accrued expenses and other liabilities               (2,500)        (28,245)             --
                                                          ------------    ------------    ------------

        Total liabilities assumed                         $     (2,292)   $    (79,201)   $         --
                                                          ============    ============    ============

    The accompanying notes are an integral part of the financial statements.

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------

1.       NATURE OF OPERATIONS

         Fortis Benefits Insurance Company (the Company) is an indirect wholly owned subsidiary of Fortis, Inc. (Fortis), which itself is an indirect, wholly owned subsidiary of Fortis (SA/NV) and Fortis N.V. The Company is incorporated in Minnesota and distributes its products in all states except New York. The Company's revenues are derived principally from group employee benefits products and from individual pre-need products.

         Effective March 1, 2000, the Company sold through cessation long-term care insurance business to John Hancock Life Insurance Company on a 100% co-insurance basis. (See Note 9 "Reinsurance" for more information on this reinsurance transaction.)

         Effective April 1, 2001, the Company sold through cessation certain individual life insurance policies and annuity contracts to Hartford Life Insurance and Annuity Company on a 100% co-insurance basis and it's Separate Accounts business on a 100% modified co-insurance basis. (See Note 9 "Reinsurance" for more information on this reinsurance transaction.)

         Effective July 1, 2001, the Company completed a statutory merger in which Pierce National Life Insurance Company (PNL), a California insurance company, merged with and into the Company (the Merger). Immediately prior to the Merger, both the Company and PNL were indirect wholly owned subsidiaries of Fortis, Inc., a Nevada corporation and a holding company for certain insurance companies in the United States. The Merger was completed as part of an internal reorganization being effected by Fortis, Inc. with respect to certain of its life and health insurance companies. Prior period financial statements have been restated to reflect the merger.

         On December 31, 2001, the Company purchased the Dental Benefits Division of Protective Life Corporation. The Purchase includes group dental, group life and group disability insurance products. The Company reinsured these insurance products on a 100% co-insurance basis and performs administration of such insurance products. (See Note 9 "Reinsurance" for more information on this reinsurance transaction.)


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         NEW ACCOUNTING PRONOUNCEMENTS

         In July 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146 (SFAS 146), Accounting for Costs Associated with or Disposal Activities, which is effective for exit or disposal activities that are initiated after December 31, 2002. The Company currently is not engaging in any exit or disposal activities and does not believe the impact of this new pronouncement will be material.

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------

         In June 2001, the Financial Accounting Standards Board issued statement of Financial Accounting Standards (SFAS) 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 addresses financial accounting and reporting for business combinations and requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method. See Note 3 "Identifiable Intangibles".

         SFAS 142 eliminates the amortization of goodwill and certain intangible assets that are deemed to have indefinite lives and requires such assets to be tested for impairment and to be written down to fair value, if necessary. In accordance with SFAS 142, the Company no longer amortizes goodwill but rather tests this intangible for impairment at least on an annual basis. Upon adoption of this standard in 2002, the Company reviewed its goodwill and determined that no impairment was necessary. The Company's goodwill arises predominately from the purchase of the Dental Benefits Division of Protective Life Corporation, see Note 9 "Reinsurance".

         Derivatives Implementation Group (DIG) Issue B36, Bifurcation of Embedded Credit Derivatives, will require companies to review their modified coinsurance agreements for embedded credit derivatives. The Company is reviewing this issue at the current time and does not believe it to have a material effect on its financial statements going forward.

         INVESTMENTS

         The Company's investment strategy is developed based on many factors including insurance liability matching, rate of return, maturity, credit risk, tax considerations and regulatory requirements.

         All fixed maturity investments and all marketable equity securities are classified as available-for-sale and carried at fair value.

         Changes in fair values of available for sale securities, after related deferred income taxes and after adjustment for the changes in the pattern of amortization of deferred policy acquisition costs and participating policyholder dividends, are reported directly in shareholder's equity as accumulated other comprehensive income and, accordingly, have no effect on net income. The unrealized appreciation or depreciation is net of deferred policy acquisition cost amortization and taxes that would have been required as a charge or credit to income had such unrealized amounts been realized.

         Mortgage loans constitute first liens on commercial real estate and other income producing properties. The insurance statutes in Minnesota generally require that the initial principal loaned not exceed 80% of the appraised value of the property securing the loan. Mortgage loans on real estate are reported at amortized cost, less allowance for losses. The change in the allowance for losses is recorded with realized gains and losses on investments.

         Policy loans are reported at their unpaid balance. Short-term investments are carried at cost, which approximates fair value.

         Real estate and other investments consist principally of limited partnerships and are accounted for using the equity method of accounting.

         Realized gains and losses on sales of investments, and declines in value judged to be other-than-temporary, are recognized on the specific identification basis. Investment income is recorded as earned.

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------


         DEFERRED POLICY ACQUISITION COSTS

         The costs of acquiring new business, which vary with and are directly related to the production of new business, are deferred to the extent recoverable and amortized. For traditional and pre-need life insurance and long-term care products (included as accident and health products), such costs are amortized over the premium paying period. For interest sensitive and investment products, such costs are amortized in relation to expected future gross profits. Estimation of future gross profits requires significant management judgment and is reviewed periodically. As excess amounts of deferred costs over future premiums or gross profits are identified, such excess amounts are expensed.

         PROPERTY AND EQUIPMENT

         Property and equipment are recorded at cost less accumulated depreciation. The Company provides for depreciation principally on the straight-line method over the estimated useful lives of the related property. Depreciation expense was $1,253, $1,243 and $4,831 for the years ended December 31, 2002, 2001 and 2000, respectively.

         INCOME TAXES

         The Company reports its taxable income in a consolidated federal income tax return along with other affiliated subsidiaries of Fortis, Inc. (Fortis). Income tax expense or credits are allocated among the affiliated subsidiaries by applying corporate income tax rates to taxable income or loss determined on a separate return basis according to a Tax Allocation Agreement.

         Deferred income taxes reflect the net tax effects of temporary differences between the basis of assets and liabilities for financial statement purposes and for income tax purposes.

         GUARANTY FUND ASSESSMENTS

         There are a number of insurance companies that are currently under regulatory supervision. This may result in future assessments to the Company by state guaranty fund associations to cover losses to policyholders of insolvent or rehabilitated companies. These assessments can be partially recovered through a reduction in future premium taxes in some states. The Company believes it has adequately provided for the impact of future assessments relating to current insolvencies.

         SEPARATE ACCOUNTS

         Effective April 1, 2001, the Company sold through cessation its separate accounts business to Hartford Life Insurance and Annuity Company on a 100% modified co-insurance basis. Reinsurance ceded would become a liability of the Company in the event the reinsurers are unable to meet the obligations assumed under the reinsurance agreement. (See Note 9 "Reinsurance" for more information on this reinsurance transaction.)

         Revenues and expenses related to the separate account assets and liabilities are excluded from the amounts reported in the accompanying statements of income.

         Assets and liabilities associated with the separate accounts relate to deposits and annuity considerations for variable life and variable annuity products for which the contract owner, rather than the Company, bears the investment risk. Separate account assets are reported at fair value and represent funds held for the exclusive benefit of the variable annuity and variable life insurance contract owners.

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------

         The Company received mortality and expense risk fees from the separate accounts, deducted monthly cost of insurance charges, and received minimum death benefit guarantee fees along with issue and administrative fees from the variable life insurance separate accounts prior to the sale.

         The Company made contractual mortality assurances to the variable annuity contract owners that the net assets of the separate accounts will not be affected by future variations in the actual life expectancy experience of the annuitants and beneficiaries from the mortality assumptions implicit in the annuity contracts. The Company made periodic fund transfers to, or withdrawals from, the separate account assets for such actuarial adjustments for variable annuities in the benefit payment period. The Company also guarantees that the rates at which administrative fees are deducted from contract funds will not exceed contractual maximums.

         For variable life insurance, the Company guarantees that the rates at which insurance charges and administrative fees are deducted from contract funds will not exceed contractual maximums. The Company also guarantees that the death benefit will continue to be payable at the initial level regardless of investment performance so long as minimum premium payments are made.

         REVENUE RECOGNITION AND FUTURE POLICY BENEFIT RESERVES

         Premiums for traditional life insurance and pre-need life products are recognized as revenues when due over the premium-paying period. Reserves for future policy benefits are computed using the net level method and include investment yield, mortality, withdrawal, and other assumptions based on the Company's experience, modified as necessary to reflect anticipated trends and to include provisions for possible unfavorable deviations.

         Revenues for interest sensitive and investment products consist of charges assessed against policy account balances during the period for the cost of insurance, policy administration, and surrender charges. Future policy benefit reserves are computed under the retrospective deposit method and consist of policy account balances before applicable surrender charges. Policy benefits charged to expense during the period include amounts paid in excess of policy account balances and interest credited to policy account balances. Interest crediting rates for universal life and investment products ranged from 3% to 10% in 2002, 3% to 14% in 2001 and 4% to 15% in 2000.

         A portion of the Company's pre-need life products provide an increasing future benefit tied typically to the U.S. Consumer Price Index or a targeted growth rate established at management's discretion. All pre-need life products that have death benefit increases made at management's discretion are accounted for as interest-sensitive life products.

         Premiums for accident and health insurance products, including medical, long- and short-term disability and dental insurance products, are recognized as revenues ratably over the contract period in proportion to the risk insured. Reserves for future disability benefits are based on the 1987 Commissioners Group Disability Table. The valuation interest rate is the Single Premium Immediate Annuity valuation rate less 100 basis points. Claims in the first five years are modified based on the Company's actual experience.

         Other policy claims and benefits payable for reported and incurred but not reported claims and related claims adjustment expenses are determined using case-basis estimates and past experience. The methods of making such estimates and establishing the related liabilities are continually reviewed and updated. Any adjustments resulting there from are reflected in income currently.

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------

         COMPREHENSIVE INCOME

         Comprehensive income is comprised of net income and other comprehensive income which includes unrealized gains and losses adjusted for the impact of gains and losses realized during the current year on securities classified as available-for-sale, net of the effect on deferred policy acquisition costs, unrealized gains and losses on foreign currency exchange, and taxes.

         CASH AND CASH EQUIVALENTS

         The Company considers investments with a maturity at the date of their acquisition of three months or less to be cash equivalents. These securities are carried principally at amortized cost which approximates fair value.

         RECLASSIFICATIONS

         Certain amounts in the 2001 and 2000 financial statements have been reclassified to conform to the 2002 presentation.

         INSURANCE RELATED ASSESSMENTS

         The Company has received notification of the insolvency of various life and health insurance companies. It is expected that these insolvencies will result in guaranty fund assessments against the Company based on premiums already written. As a result, the Company has accrued guaranty fund liabilities of $5,200 and $3,900 at December 31, 2002 and December 31, 2001 respectively. These liabilities are generally paid within one to two years after a company has been declared insolvent.

         The Company is also required to be a member of various state health insurance pools. It is expected that it will receive assessments from these pools based on premiums already written. As a result, the Company has accrued health insurance pool liabilities of $900 and $650 at December 31, 2002 and December 31, 2001 respectively. These liabilities are generally paid within one to two years after the premiums are written.

3.       IDENTIFIABLE INTANGIBLES

         The Company applied the provisions of SFAS 141 for the purchase of the Dental Benefits Division of Protective Life Corporation on December 31, 2001. The Company completed the final allocation of the purchase price and recorded $28,800 of other identifiable intangible assets as follows:

                                                         YEARS ENDED DECEMBER 31
                                                          2002            2001

    Other                                             $      2,000    $         --
    Current Groups in Force:
      Present Value of Customer Contracts
      and Relationships                                     26,800              --
                                                      ------------    ------------

Total                                                       28,800              --

      Less Accumulated Amortization                          1,400              --
                                                      ------------    ------------

Net Intangibles                                       $     27,400              --
                                                      ============    ============

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------

         Identifiable intangibles are amortized over 20 years using a straight line method. During 2002, $1,400 of amortization expense was recognized. Approximately, $1,400 of intangible assets amortization expense will be recognized each year over the next 19 years.

4.       INVESTMENTS

         AVAILABLE-FOR-SALE SECURITIES

         The following is a summary of the available-for-sale securities:

                                                       GROSS           GROSS
                                       AMORTIZED     UNREALIZED     UNREALIZED        FAIR
                                         COST          GAINS          LOSSES         VALUE
                                     ------------   ------------   ------------   ------------

AT DECEMBER 31, 2002:
    Fixed maturities:
      Governments                    $    188,467   $     11,486   $         13   $    199,940
      Public utilities                    213,793         15,253          2,430        226,616
      Industrial and miscellaneous      1,954,189        133,903         20,544      2,067,549
      Other                               528,221         22,365              2        550,584
                                     ------------   ------------   ------------   ------------

Total fixed maturities                  2,884,670        183,007         22,989      3,044,689

    Equity securities                     108,002          2,617          8,405        102,214
                                     ------------   ------------   ------------   ------------

Total                                $  2,992,672   $    185,624   $     31,394   $  3,146,903
                                     ============   ============   ============   ============

                                                        GROSS         GROSS
                                       AMORTIZED     UNREALIZED     UNREALIZED       FAIR
                                         COST           GAINS         LOSSES         VALUE
                                     ------------   ------------   ------------   ------------

AT DECEMBER 31, 2001:
    Fixed maturities:
      Governments                    $    216,644   $      3,554   $      3,583   $    216,615
      Public utilities                    191,860          4,777          4,834        191,803
      Industrial and miscellaneous      2,048,100         69,239         34,104      2,083,235
      Other                               287,554          6,701            466        293,789
                                     ------------   ------------   ------------   ------------

Total fixed maturities                  2,744,158         84,271         42,987      2,785,442

    Equity securities                     114,049          6,012          4,713        115,348
                                     ------------   ------------   ------------   ------------

Total                                $  2,858,207   $     90,283   $     47,700   $  2,900,790
                                     ============   ============   ============   ============

         The amortized cost and fair value of available-for-sale investments in fixed maturities at December 31, 2002, by contractual maturity, are shown below.

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------

                                               AMORTIZED         FAIR
                                                  COST          VALUE

Due in one year or less                      $     47,087   $     47,185
Due after one year through five years             381,407        402,914
Due after five years through ten years            858,016        906,034
Due after ten years                             1,598,160      1,688,556
                                             ------------   ------------

Total                                        $  2,884,670   $  3,044,689
                                             ============   ============

         Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

         MORTGAGE LOANS

         The Company has issued commercial mortgage loans on properties located throughout the United States. Approximately 37% and 36% of outstanding principal is concentrated in the states of New York, California and Florida, at December 31, 2002 and 2001, respectively. Loan commitments outstanding totaled $10,200 and $0 at December 31, 2002 and 2001, respectively.

         INVESTMENTS ON DEPOSIT

         The Company had fixed maturities carried at $47,125 and $64,176 at December 31, 2002 and 2001, respectively, on deposit with various governmental authorities as required by law.

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------

         NET UNREALIZED GAINS (LOSSES)

         The adjusted net unrealized gains (losses) on investments recorded in accumulated other comprehensive income for the year ended December 31, are set forth below:

                                                              BEFORE-           TAX
                                                                TAX           BENEFIT       NET-OF-TAX
                                                              AMOUNT         (EXPENSE)        AMOUNT
December 31, 2002:
    Unrealized gains (losses) on investments:
      Unrealized gains (losses) on available-for-sale
           investments                                     $    160,604    $    (55,542)   $    105,062
      Reclassification for gains (losses)
           realized in net income                               (46,717)         16,351         (30,366)
      Unrealized loss due to foreign currency exchange           (1,913)                         (1,913)
                                                           ------------    ------------    ------------

Other comprehensive gain                                   $    111,974    $    (39,191)   $     72,783
                                                           ============    ============    ============

December 31, 2001:
  (Restated) Unrealized gains (losses) on investments:
      Unrealized gains (losses) on available-for-sale
           investments                                     $    125,473    $    (43,904)   $     81,569
      Increase in amortization of deferred policy
           acquisition costs                                     (1,752)            612          (1,140)
      Reclassification for gains (losses)
           realized in net income                               (42,061)         14,694         (27,367)
      Unrealized loss due to foreign currency exchange           (1,485)                         (1,485)
                                                           ------------    ------------    ------------

Other comprehensive gain                                   $     80,175    $    (28,598)   $     51,577
                                                           ============    ============    ============

December 31, 2000:
  Unrealized gains (losses) on investments:
      Unrealized gains (losses) on available-for-sale
           investments                                     $    118,869    $    (41,145)   $     77,724
      Increase in amortization of deferred policy
           acquisition costs                                     (2,314)            810          (1,504)
      Reclassification for gains (losses)
           realized in net income                               (31,198)         10,919         (20,279)
      Unrealized loss due to foreign currency exchange           (1,310)                         (1,310)
                                                           ------------    ------------    ------------

Other comprehensive gain                                   $     84,047    $    (29,416)   $     54,631
                                                           ============    ============    ============

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------

         NET INVESTMENT INCOME AND NET REALIZED (LOSSES) GAINS ON INVESTMENTS

         Major categories of net investment income and realized (losses) gains on investments for each year were as follows:

                                                  2002            2001            2000

NET INVESTMENT INCOME:
    Fixed maturities                          $    200,458    $    217,535    $    240,163
    Equity securities                               10,364          16,967          15,842
    Mortgage loans on real estate                   52,392          65,524          72,278
    Policy loans                                       575           2,156           7,114
    Short-term investments                             787             939             600
    Real estate and other investments                1,894           9,428           2,877
                                              ------------    ------------    ------------

                                                   266,470         312,549         338,874

    Expenses                                        (7,880)         (6,172)         (7,494)
                                              ------------    ------------    ------------

                                              $    258,590    $    306,377    $    331,380
                                              ============    ============    ============

NET REALIZED (LOSSES) GAINS ON INVESTMENTS:
    Fixed maturities                          $    (50,698)   $    (35,594)   $    (35,889)
    Equity securities                                3,981          (6,467)          4,691
    Mortgage loans on real estate                      917           7,810              --
    Short-term investments                              --            (129)            120
    Real estate and other investments                   (1)            (57)          9,449
                                              ------------    ------------    ------------

                                              $    (45,801)   $    (34,437)   $    (21,629)
                                              ============    ============    ============

         Other than temporary impairments (OTTI) are included in realized gains and losses and consist of $39,249, $5,907 and $3,129 for fixed maturities and $6,560, $28,529 and $18,500 for equity equities in 2002, 2001 and 2000 respectively. OTTI write-downs are recorded at the end of each quarter based on the fair value of the security as of the reporting date.

         Proceeds from sales of investments in fixed maturities were $1,772,351, $1,729,692 and $1,992,838 in 2002, 2001 and 2000, respectively. In fixed maturities there were gross gains of $58,295, $47,473 and $16,692 and gross losses of $108,993, $83,067 and $52,581 of which were realized on the sales in 2002, 2001 and 2000, respectively.

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------

5.       DEFERRED POLICY ACQUISITION COSTS

         The changes in deferred policy acquisition costs by product were as follows:

                                                                    INTEREST
                                                   TRADITIONAL    SENSITIVE AND
                                                  AND PRE-NEED     INVESTMENT       ACCIDENT
                                                      LIFE          PRODUCTS       AND HEALTH        TOTAL
   U

Balance, December 31, 1999                        $    107,679    $    366,724    $     18,498    $    492,901

Acquisition costs deferred                              20,866          95,284           2,983         119,133
Acquisition costs amortized                            (21,806)        (32,854)        (21,481)        (76,141)
Foreign currency conversion                               (262)             (4)             --            (266)
Increased amortization of deferred
      acquisition costs from unrealized gains
      on available-for-sale securities                      --          (2,314)             --          (2,314)
                                                  ------------    ------------    ------------    ------------

Balance, December 31, 2000                        $    106,477    $    426,836    $         --    $    533,313

Acquisition costs deferred                              52,413          22,580              --          74,993
Acquisition costs amortized                            (51,811)       (445,681)             --        (497,492)
Foreign currency conversion                               (615)            (41)             --            (656)
Increased amortization of deferred
      acquisition costs from unrealized gains
      on available-for-sale securities                      --          (1,752)             --          (1,752)
                                                  ------------    ------------    ------------    ------------

Balance, December 31, 2001                             106,464           1,942              --         108,406

Acquisition costs deferred                              53,474           9,260             381          63,115
Acquisition costs amortized                            (45,870)         (1,923)             --         (47,793)
Foreign currency conversion                                 61              24              --              85
                                                  ------------    ------------    ------------    ------------

Balance, December 31, 2002                        $    114,129    $      9,303    $        381    $    123,813
                                                  ============    ============    ============    ============

         Included in total policy acquisition costs amortized in 2001 are $441,555 of acquisition costs and $8,013 of present value of future profits resulting from the reinsurance cession agreement on certain individual life insurance policies and annuity contracts with Hartford Life Insurance Company, which became effective April 1, 2001. See Note 9 "Reinsurance" for more information on the reinsurance transaction.

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------

6.       PROPERTY AND EQUIPMENT

         A summary of property and equipment at December 31 for each year follows:

                                             2002            2001

Leasehold improvements                   $      2,106    $      2,106
Furniture and equipment                        38,670          49,878
                                         ------------    ------------

                                               40,776          51,984
Less accumulated depreciation                 (36,980)        (47,012)
                                         ------------    ------------

Net property and equipment               $      3,796    $      4,972
                                         ============    ============

         During 2001, land, building and furniture and equipment with book values of $1,900, $15,307, and $1,605, respectively, were sold to Hartford Life and Annuity Insurance Company for $20,791.

7.       ACCIDENT AND HEALTH RESERVES

         Activity for the liability for unpaid accident and health claims is summarized as follows:

                                                        YEARS ENDED DECEMBER 31
                                                  2002            2001            2000

Balance as of January 1, net of reinsurance
      recoverables                            $  1,247,580    $  1,154,773    $  1,140,084
    Add: Incurred losses related to:
      Current year                                 873,404         822,695         753,173
      Prior years                                   (9,843)        (36,591)        (25,859)
                                              ------------    ------------    ------------

Total incurred losses                              863,561         786,104         727,314

    Deduct: Paid losses related to:
      Current year                                 508,427         434,095         428,725
      Prior years                                  302,984         259,202         283,900
                                              ------------    ------------    ------------

Total paid losses                                  811,411         693,297         712,625
                                              ------------    ------------    ------------

Balance as of December 31, net of
      reinsurance recoverables                $  1,299,730    $  1,247,580    $  1,154,773
                                              ============    ============    ============

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------

         The table above differs from the amounts reported on the balance sheet in the following respects: (1) the table above is presented net of ceded reinsurance and the accident and health reserves reported on the balance sheet are gross of ceded reinsurance; and (2) the table above includes accident and health benefits payable which are included with other policy claims and benefits payable reported on the balance sheet.

         Included in incurred losses presented above related to 2001 is $12,178 of reserves assumed resulting from the Dental Benefits Division of Protective Life Corporation reinsurance agreement which became effective December 31, 2001. See Note 9 "Reinsurance" for more information on this reinsurance transaction.

         Excluded from incurred losses presented above related to 2000 is $22,734 of reserves ceded resulting from the long-term care reinsurance agreement with John Hancock Life Insurance Company, which became effective March 1, 2000. See Note 9 "Reinsurance" for more information on this reinsurance transaction.

         In 2002, 2001 and 2000 presented above, the accident and health insurance line of business experienced overall favorable development on claims reserves established as of the previous year end. The favorable development was a result of a reduction of loss reserves due to ongoing analysis of recent loss development trends.

         The liability for unpaid accident and health claims includes $1,250,267, $1,109,112 and $1,042,180 of total disability income reserves as of December 31, 2002, 2001 and 2000 respectively, which were discounted for anticipated interest earnings using a rate which varies by incurral year.

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------

8.       FEDERAL INCOME TAXES

         The significant components of the Company's deferred tax liabilities and assets as of December 31, 2002 and 2001 are as follows:

                                                  2002           2001

Deferred tax assets:
    Deferred gain on reinsurance             $    107,859   $    129,427
    Separate account assets/liabilities                --          8,418
    Reserves                                       25,892         24,356
    Deferred policy acquisition costs              20,327         23,427
    Claims and benefits payable                     7,936          7,706
    Accrued liabilities                            10,870          8,229
    Capital loss Carryforward                      12,011             --
    Unrealized losses                               3,686             --
    Investments                                     3,560          4,515
    Other                                           4,799          6,508
                                             ------------   ------------

Total deferred tax assets                         196,940        212,586

Deferred tax liabilities:
    Unrealized gains                               56,384         16,523
    Fixed assets                                    1,258          1,075
    Investments                                     2,571          1,966
    Intangible Assets                              11,410             --
                                             ------------   ------------

Total deferred tax liabilities                     71,623         19,564
                                             ------------   ------------

Net deferred tax asset                       $    125,317   $    193,022
                                             ============   ============

         As of December 31, 2002, the Company had a balance of $12,145 in its Policyholder Surplus Account under the provisions of the Internal Revenue Code. This amount could become taxable to the extent that certain future events occur.

         The Company is required to establish a valuation allowance for any portion of the deferred tax asset that management believes will not be realized. In the opinion of management, it is more likely than not that the Company will realize the benefit of the deferred tax assets, and, therefore, no such valuation allowance has been established.

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------

         The Company's tax expense (benefit) for the year ended December 31 is shown as follows:

                       2002           2001            2000

Current            $     20,805   $     84,696    $     52,981
Deferred                 23,420        (29,222)         (8,161)
                   ------------   ------------    ------------

                   $     44,225   $     55,474    $     44,820
                   ============   ============    ============

         Federal income tax payments and refunds resulted in net payments of $112,164, $8,684 and $67,384 in 2002, 2001 and 2000, respectively.

         The Company's effective income tax rate varied from the statutory federal income tax rate as follows:

                                   2002             2001             2000

Statutory income tax rate              35.0%            35.0%            35.0%
Other                                  (4.5)            (0.9)            (2.1)
                               ------------     ------------     ------------

                                       30.5%            34.1%            32.9%
                               ============     ============     ============

         In 2002, the Company's effective tax rate varied from the statutory federal income tax rate primarily due to an IRS audit settlement adjustment.

         At December 31, 2002, the Company has a capital loss carryforward of $33,485. All net operating loss and alternative minimum tax credit carryforwards have been fully utilized.

9.       REINSURANCE

         In the 1996, First Fortis Life Insurance Company (First Fortis), an affiliate, received approval from the New York State Insurance Department for a reinsurance agreement with the Company. The agreement, which became effective as of January 1, 1996, decreased First Fortis' long-term disability reinsurance retention from a $10 net monthly benefit to a $2 net monthly benefit for claims incurred on and after January 1, 1996. The Company has assumed $6,705, $6,622 and $6,884 of premium from First Fortis in 2002, 2001 and 2000, respectively. The Company has assumed $21,905 and $17,480 of reserves in 2002 and 2001, respectively, from First Fortis.

         In the 1999, United Family Life Insurance Company (UFL), an affiliate, received approval from the state of Georgia for a reinsurance agreement with the Company. The agreement, which became effective October 1, 1999, provided for the cession of substantially all of UFL's pre-need life insurance business on a 100% co-insurance basis. The Company assumed approximately $690,806 of reserves and received approximately $654,924 of cash, investments (primarily fixed maturities and mortgages) and other assets as of October 1, 1999. The $35,882 ceding commission was capitalized as an acquisition cost. The Company has assumed premium from UFL of $25,048 in 2002 and $35,919 in 2001 and $63,069 in 2000. The Company has assumed $665,081 and $696,961 of reserves in 2002 and 2001, respectively, from UFL.

         In 2000, the Company entered into a reinsurance agreement with John Hancock Life Insurance Company (John Hancock) for the sale of the Long-Term Care (LTC) line of business. The sale of

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------

         the LTC line of business was effective March 1, 2000. The Company recorded a gain on this transaction of $19,019. The gain has been deferred and is being amortized as the level of direct inforce LTC policies decreases over future years, not to exceed 30 years. The amount of gain amortized was $1,959, $2,581 and $3,100 in 2002, 2001 and 2000, respectively. The Company ceded $81,712, $69,719 and $32,222 of premiums in 2002, 2001 and 2000, respectively. The Company ceded $133,173 and $62,637 of reserves to John Hancock in 2002 and 2001, respectively.

         In 2001, the Company entered into a reinsurance agreement with Hartford Life Insurance and Annuity Company (Hartford) for the sale (Sale) of its Fortis Financial Group division (the Division). The Division includes, among other blocks of business, certain individual life insurance policies and annuity contracts (collectively, the Insurance Contracts) written by the Company. Certain of the Insurance Contracts permit investment in, among other investment options, various series of the Fortis Series Fund.

         To effect the Sale as it relates to the Company, The Hartford reinsured the Insurance Contracts on a 100% coinsurance basis (or 100% modified coinsurance basis for the Separate Accounts block) and agreed to administer the Insurance Contracts going forward. The Company received in connection with the Sale aggregate cash consideration of approximately $500 million from The Hartford. The reinsurance transaction resulted in a gain of $396,102 which was deferred and is being amortized into income at the rate that earnings from the business sold would have expected to emerge. The amount of gain amortized in 2002 and 2001 was $58,227 and $47,928 respectively.

         In 2001, the Company entered into a reinsurance agreement with Protective Life Corporation (Protective). The agreement, which became effective December 31, 2001, provided for the assumption of Protective's Dental Benefits Division on a 100% co-insurance basis. The Company assumed approximately $75,000 of reserves, $244,000 of assets including $147,000 of goodwill and intangibles, and paid cash of approximately $169,000. During 2002, the Company finalized its purchase price allocation and allocated $28,800 to intangible assets (see Note 3), net of deferred income taxes of $10,060.

         The maximum amount that the Company retains on any one life is $800 of life insurance including accidental death. Amounts in excess of $800 are reinsured with other life insurance companies on a yearly renewable term basis.

                                       2002           2001           2000

Life insurance                     $    307,360   $    435,917   $     17,048
Accident and health insurance           101,426         76,132         48,427
                                   ------------   ------------   ------------

                                   $    408,786   $    512,049   $     65,475
                                   ============   ============   ============

         Ceded reinsurance premiums for the year ended December 31 were as follows:

                                       2002           2001           2000

Life insurance                     $     56,229   $     52,548   $      6,686
Accident and health insurance            11,701          7,420          8,535
                                   ------------   ------------   ------------

                                   $     67,930   $     59,968   $     15,221
                                   ============   ============   ============

         Recoveries under reinsurance contracts for the year ended December 31 were as follows:

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------

         Reinsurance ceded would become a liability of the Company in the event the reinsurers are unable to meet the obligations assumed under the reinsurance agreement. To minimize its exposure to significant losses from reinsurance insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities or economic characteristics of the reinsurers.

10.      DIVIDEND RESTRICTIONS

         Dividend distributions to the parent are restricted as to the amount by state regulatory requirements. A dividend is extraordinary when combined with all other dividends and distributions made with in the preceding 12 months exceeds the greater of 10% of the insurers surplus as regards to policy holders on December 31 of the next preceding year, or the net gain from operations. In 2002 the Company declared dividends of $60,000, all of which were ordinary. In 2001, the Company declared dividends of $300,000, all of which was extraordinary. Approval was sought and received from the Minnesota Department of Commerce for the distribution of the extraordinary dividends in 2001. The Company paid $375,000 during 2001, $75,000 of which was declared in 2000. The Company paid $60,000 during 2002.

11.      REGULATORY ACCOUNTING REQUIREMENTS

         Statutory-basis financial statements are prepared in accordance with accounting practices prescribed or permitted by the Minnesota Department of Commerce. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed; such practices may differ from state to state, may differ from company to company within a state, and may change in the future. The Company does not employ any significant permitted practices.

         In 1998, the NAIC adopted codified statutory accounting practices (Codification) effective January 1, 2001. Codification changed, to some extent, prescribed statutory accounting practices and resulted in changes to the accounting practices that the Company uses to prepare its statutory-basis financial statements. Codification required adoption by the various states before it became the prescribed statutory basis of accounting for insurance companies domesticated within those states. Minnesota adopted Codification effective January 1, 2001. The cumulative effect of all changes resulting from the Codification guidance was recorded as a direct adjustment to statutory surplus on January 1, 2001. The effect of the adoption was an increase to statutory surplus of $33,501 due primarily to deferred taxes.

         Insurance enterprises are required by State Insurance Departments to adhere to minimum risk-based capital (RBC) requirements developed by the NAIC. The Company exceeds the minimum RBC requirements.

         Reconciliations of net income and shareholder's equity on the basis of statutory accounting to the related amounts presented in the accompanying statements were as follows:

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------

                                                       NET INCOME                         SHAREHOLDER'S EQUITY
                                      ---------------------------------------------   -----------------------------
                                          2002            2001            2000            2002            2001

Based on statutory accounting
      practices                       $    111,378    $    (48,149)   $     99,806    $    503,324    $    485,031
Deferred policy acquisition costs           15,321          19,057          63,821         123,814         108,406
Investment valuation differences            (4,058)         (3,892)         (3,456)        150,916          49,062
Deferred and uncollected premiums             (846)          2,684             449         (13,078)        (12,934)
Policy reserves                             (4,628)         (2,744)        (13,383)         45,922          52,593
Commissions                                  1,755           6,722         (45,485)             --               5
Current income taxes payable                (2,044)        (60,568)          2,616           1,384           1,384
Deferred income taxes                      (23,420)         29,221           8,162          87,841         162,081
Realized gains on investments               (1,794)          3,444          (4,958)             --              --
Realized gains (losses) transferred
      to the Interest Maintenance
      Reserve (IMR), net of tax             (8,201)          6,011         (17,376)             --              --
Amortization of IMR, net of tax              2,260             672          (5,352)             --              --
Write-off of investment                     (6,507)         (5,907)         (3,129)             --              --
Pension expense                              5,447           3,745          (2,145)           (810)         (6,256)
Goodwill and intangibles                    (1,400)         (1,535)         (1,551)        188,605         174,492
Property and equipment                          --          (1,255)             --           2,062           2,532
Interest maintenance reserve                    --              --              --           8,682          14,621
Asset valuation reserve                         --              --              --          35,464          55,616
Ceded reinsurance agreement                  9,503           8,998              --        (308,167)       (361,513)
Assumed reinsurance agreement                6,697         147,429              --              --              --
Other, net                                   1,185           3,426          14,591           8,267          (4,325)
                                      ------------    ------------    ------------    ------------    ------------

Based on generally accepted
      accounting principles           $    100,648    $    107,359    $     92,610    $    834,226    $    720,795
                                      ============    ============    ============    ============    ============

12.      TRANSACTIONS WITH AFFILIATED COMPANIES

         The Company receives various services from Fortis and its affiliates. These services include assistance in benefit plan administration, corporate insurance, accounting, tax, auditing, investment, information technology and other administrative functions. The fees paid to Fortis, Inc. for these services for years ended December 31, 2002, 2001 and 2000, were $15,406, $9,332 and $11,174, respectively. Information technology expenses were $8,711, $10,436 and $47,123 for years ended December 31, 2002, 2001 and 2000, respectively.

         In conjunction with the marketing of its fixed and variable annuity and variable life products, the Company paid $0, $19,313 and $93,107 in commissions to its affiliate, Fortis Investors, Inc., for the years ended December 31, 2002, 2001 and 2000, respectively.

         Administrative expenses allocated for the Company may be greater or less than the expenses that would be incurred if the Company were operating on a separate company basis.

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------

13.      FAIR VALUE DISCLOSURES

         VALUATION METHODS AND ASSUMPTIONS

         The fair values for fixed maturity securities and equity securities are based on quoted market prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services or, in the case of private placements, are estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments.

         Mortgage loans are reported at unpaid principal balance less allowances for possible losses. The fair values of mortgage loans are estimated using discounted cash flow analyses, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. Mortgage loans with similar characteristics are aggregated for purposes of the calculations. The carrying amount of policy loans reported in the balance sheet approximates fair value. For short-term investments, the carrying amount is a reasonable estimate of fair value. The fair values for the Company's policy reserves under the investment products are determined using cash surrender value. Separate account assets and liabilities are reported at their estimated fair values in the balance sheet.

         The fair value of group annuities is primarily based upon termination value, which is calculated by applying contractual market value adjustments to the account balances. For those contracts not subject to market value adjustments at termination, book value represents fair value. For fair value of individual annuities is based primarily on surrender values. For those individual annuities that are not surrenderable, discounted future cash flows are used for calculating fair value.

         Separate account assets and liabilities are reported at their estimated fair value in the balance sheet.

         The fair values under all insurance contracts are taken into consideration in the Company's overall management of interest rate risk, such that the Company's exposure to changing interest rates is minimized through the matching of investment maturities with amounts due under insurance contracts.

                                          DECEMBER 31, 2002              DECEMBER 31, 2001
                                     ---------------------------    ----------------------------
                                       CARRYING         FAIR          CARRYING          FAIR
                                        AMOUNT         VALUE           AMOUNT          VALUE

Assets:
  Investments:
    Securities available-for-sale:
      Fixed maturities               $  3,044,689   $  3,044,689    $  2,785,442    $  2,791,350
      Equity securities                   102,214        102,214         115,348         115,348
  Mortgage loans on real estate           578,517        656,268         655,211         690,026
  Policy loans                             10,301         10,301           9,935           9,935
  Short-term investments                  282,383        282,383         258,790         258,790
  Assets held in separate accounts      3,126,978      3,126,978       4,372,559       4,372,559

Liabilities:
  Individual and group annuities
      (subject to discretionary
      withdrawal)                         436,123        430,199         286,367         276,900
  Liabilities related to separate
      accounts                          3,126,978      3,126,978       4,372,559       4,372,559

FORTIS BENEFITS INSURANCE COMPANY
NOTES TO FINANCIAL STATEMENTS
(In thousands)
--------------------------------------------------------------------------------

14.      COMMITMENTS AND CONTINGENCIES

         The Company is named as a defendant in a number of legal actions arising primarily from claims made under insurance policies. These actions have been considered in establishing policy benefit and loss reserves. Management and its legal counsel are of the opinion that the settlement of these actions will not have a material adverse effect on the Company's financial position or results of operations.

15.      RETIREMENT AND OTHER EMPLOYEE BENEFITS

         The Company is an indirect wholly-owned subsidiary of Fortis, which sponsors a defined benefit pension plan covering employees and certain agents who meet eligibility requirements as to age and length of service. The benefits are based on years of service and career compensation. Fortis Inc.'s funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes, and to charge each subsidiary an allocable amount based on its employee census. Pension cost allocated to the Company amounted to approximately $3,640, $4,114 and $2,097 for 2002, 2001 and 2000,
         respectively.

         The Company participates in a contributory profit sharing plan, sponsored by Fortis, covering employees and certain agents who meet eligibility requirements as to age and length of service. Benefits are payable to participants on retirement or disability and to the beneficiaries of participants in the event of death. For employees hired on or before December 31, 2000, the first 3% of an employee's contribution is matched 200% by the Company. The second 2% is matched 50% by the Company. For employees hired after December 31, 2000, the first 3% of an employee's contribution is matched 100% by the Company. The second 2% is matched 50% by the Company. The amount expensed was approximately $5,344, $5,216 and $4,573 for 2002, 2001 and 2000,
         respectively.

         In addition to retirement benefits, the Company participates in other health care and life insurance benefit plans (postretirement benefits) for retired employees, sponsored by Fortis. Health care benefits, either through a Fortis sponsored retiree plan for retirees under age 65 or through a cost offset for individually purchased Medigap policies for retirees over age 65, are available to employees who retire on or after January 1, 1993, at age 55 or older, with 10 years or more service. Life insurance, on a retiree pay all basis, is available to those who retire on or after January 1, 1993.

         There were no net postretirement benefit costs allocated to the Company for the years ended December 31, 2002, 2001 and 2000. The Company made contributions to the postretirement benefit plans of approximately $2,275, $1,049 and $0 in 2002, 2001 and 2000, respectively, as claims were incurred. During 2002, 2001 and 2000 the Company incurred expenses related to retirement benefits of $1,223, $1,369 and $48, respectively.